Exhibit 23.B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2005, relating to the financial statements and financial statement schedule (which express an unqualified opinion on the Company’s financial statements and includes an explanatory paragraph referring to the Company’s change effective January 1, 2003 in its accounting for asset retirement obligations) of Union Light Heat & Power Company, appearing in the Annual Report on Form 10-K of Union Light, Heat & Power Company for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
August 3, 2005